Exhibit 23.  Consent of KPMG Peat Marwick LLP




                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors;
Zoom Telephonics, Inc.


The audits referred to in our report dated February 13, 1998, included the related financial statement schedule for each of the years in the three-year period ended December 31, 1997, included in the annual report on Form 10-K. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presently fairly in all material respects the information set forth therein.

We consent to  incorporation  by reference in the  registration  statements (No:
33-42834 and No. 33-90930) on Form S-8 of Zoom Telephonics, Inc. of our report dated February 13, 1998, relating to the consolidated balance sheets of Zoom Telephonics, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Zoom Telephonics, Inc.




                                                   KPMG Peat Marwick LLP




Boston, Massachusetts
March 31, 1998